Exhibit (a)(1)(i)
OFFER TO PURCHASE

Avid Technology, Inc.

Offer to Purchase for Cash Any and All of its
2.00% Senior Convertible Notes due 2020
CUSIP No. 05367PAB6

The Offer (as defined below) will expire at 12:01 a.m., New York City time, on May 9, 2019 unless the Offer is earlier terminated or extended by Avid Technology, Inc. in its sole discretion (such time, as the same may be earlier terminated or extended, the “Expiration Time”). Holders of the Notes (as defined below) who desire to participate in the Offer must validly tender their Notes on or prior to the Expiration Time. Tenders of Notes may be withdrawn at any time prior to the Expiration Time, but not thereafter. The Purchase Price (as defined below) will be paid in cash. The Offer is subject to the satisfaction or waiver of certain conditions as set forth under the heading “The Offer - Conditions of the Offer; Extension; Amendment; Termination,” including the Financing Condition (as defined herein).

Avid Technology, Inc. is a Delaware corporation. Unless otherwise expressly stated or the context otherwise requires, in this Offer to Purchase, “Avid,” “we,” “us,” “our” and the “Company” refer to Avid Technology, Inc.

We are offering (the “Offer”) to purchase for cash, upon the terms and subject to the conditions described in this offer to purchase (as it may be amended or supplemented, this “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), any and all of our 2.00% Senior Convertible Notes due 2020 (the “Notes”) from each registered holder of the Notes (each, a “Holder” and, collectively, the “Holders”).

We will pay an amount equal to $977.50 per $1,000 principal amount of the Notes purchased (the “Purchase Price”), plus accrued and unpaid interest on the Notes up to, but not including, the Payment Date (as defined below), for any Notes we purchase from Holders pursuant to the Offer in same-day funds on the Payment Date, which is expected to be promptly following the Expiration Time (the “Payment Date”). The Offer will expire at 12:01 a.m., New York City time, on May 9, 2019 unless the Offer is earlier terminated or extended by us in our sole discretion.

The Offer is conditioned on satisfaction of the General Conditions (as defined herein) described in “The Offer - Conditions of the Offer; Extension; Amendment; Termination.” Acceptance and settlement of Notes tendered pursuant to the Offer is also conditioned on satisfaction of the Financing Condition (as defined herein) described in “The Offer - Conditions of the Offer; Extension; Amendment; Termination.” The Offer is not conditioned on a minimum principal amount of Notes being tendered.

If a Holder desires to tender Notes pursuant to the Offer, such Holder may do so through The Depositary Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”), or by following the instructions that appear in this Offer to Purchase and in the Letter of Transmittal. A Holder tendering through ATOP does not need to complete the Letter of Transmittal.

Any questions or requests for assistance may be directed to Jefferies LLC, which is acting as sole dealer manager for the Offer (in such capacity, the “Dealer Manager”), or Global Bondholder Services Corporation, which is acting as the information agent and the tender agent for the Offer (in such capacities, as the case may be, the “Information Agent,” the “Tender Agent” or the “Information and Tender Agent”), at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Any requests for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information and Tender Agent. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Notes are convertible into cash and shares of our common stock at a conversion price of $21.94 per share, subject to adjustment. Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “AVID.” On April 10, 2019, the closing price of our common stock on Nasdaq was $8.62 per share.

Neither we nor our affiliates, the Dealer Manager, the Information and Tender Agent, or any of their respective affiliates, make any recommendation as to whether or not Holders should tender all or any portion of their Notes pursuant to the Offer and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the amount of their Notes to tender.

Holders should carefully review the information set forth in this Offer to Purchase and the Letter of Transmittal, including “Certain Significant Consequences,” before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness of the Offer or upon the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Jefferies

Jefferies LLC
520 Madison Avenue
New York, NY 10022
212-284-8137

April 11, 2019

Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (i) extend the Expiration Time to a later date and time as announced by the Company, (ii) waive or modify in whole or in part any or all conditions to the Offer, (iii) delay the acceptance for purchase of any Notes or delay the purchase of any Notes or (iv) otherwise modify or terminate the Offer. In the event that the Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders). The Company will publicly announce any extension, termination or amendment in the manner described under “The Offer - Conditions of the Offer; Extension; Amendment; Termination.” There can be no assurance that the Company will exercise its right to extend, terminate or amend the Offer. See “The Offer - Conditions of the Offer; Extension; Amendment; Termination.”

IMPORTANT

A beneficial owner of Notes that are held of record by a broker, dealer, custodian bank, depositary, trust company or other nominee must instruct such nominee to tender the Notes on the beneficial owner’s behalf. See “The Offer - Procedure for Tendering Notes.”

DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effect a tender, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal, transmit their acceptance to DTC through ATOP. To effect such a tender, participants should transmit their acceptance through ATOP and follow the procedure for book-entry transfer set forth in “The Offer - Procedure for Tendering Notes.” Neither Holders nor beneficial owners of tendered Notes will be obligated to pay brokerage fees or commissions to the Dealer Manager or the Information and Tender Agent.

There are no guaranteed delivery provisions applicable to the Offer. Holders must tender their Notes in accordance with the procedures set forth in “The Offer - Procedure for Tendering Notes.”

The statements made in this Offer to Purchase are made as of the date on the cover page and the statements incorporated by reference are made as of the date of the documents incorporated by reference. The delivery of this Offer to Purchase and the Letter of Transmittal shall not under any circumstances create any implication that the information contained herein or incorporated by reference is correct as of a later date or that there has been no change in such information or in our affairs or the affairs of our affiliates since such dates.

This Offer to Purchase does not constitute an offer to purchase any Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or blue sky or other laws. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Notes (and from which we do not have an exemption), we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with such state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the Holders of Notes in that state.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by us or the Dealer Manager.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the Financing Condition and the General Conditions (as defined herein). The Company plans to use cash on hand and/or borrowings that have been committed under the Term Loan (as defined in "Source of Funds") to finance its payment of the Purchase Price for all Notes validly tendered in the Offer and accepted for purchase by us, as described in more detail in "Source of Funds." At the time of offer, the Company does not have any alternative financing or plans in the event that cash on hand and/or borrowings under the Term Loan are unavailable or such cash and/or borrowings are insufficient to finance the Company’s payment of the Purchase Price for all Notes validly tendered in the Offer and accepted for purchase by us. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Offer is also waived, at or prior to the Expiration Time. If the Offer is terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. See “The Offer - Conditions of the Offer; Extension; Amendment; Termination.”

If you do not tender your Notes or if you tender Notes that are not accepted for purchase, they will remaining outstanding. If the Company consummates the Offer, the trading market for the Notes may be significantly more limited. See “Certain Significant Consequences.”

Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither we nor our affiliates may purchase any Notes other than pursuant to the applicable Offer until the expiration of 10 business days after the Expiration Time or other date of termination of the Offer.

TABLE OF CONTENTS

SUMMARY OF THE OFFER

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer. The following summary is provided solely for the convenience of the Holders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase, the Letter of Transmittal and any amendments or supplements hereto or thereto. Holders are urged to read this Offer to Purchase and the Letter of Transmittal in their entirety. Each of the terms used but not defined in this summary has the meaning set forth elsewhere in this Offer to Purchase.

If you have questions, please call the Dealer Manager or the Information and Tender Agent at their respective telephone numbers on the back cover of this Offer to Purchase.

Information About the Offer

Who is offering to purchase the Notes?

•	The issuer of the Notes, Avid Technology, Inc., a Delaware corporation, is offering to purchase the Notes.

What class of securities is sought in the Offer?

•
We are offering to acquire for cash any and all of our outstanding 2.00% Senior Convertible Notes due 2020. As of the date of this Offer to Purchase, $102,853,000 aggregate principal amount of the Notes is outstanding.

•	The 2020 Notes were issued pursuant to the Indenture, dated as of June 15, 2015, between Avid Technology, Inc. and Wells Fargo Bank, National Association, as trustee.

Why are we making the Offer?

•
The purpose of the Offer is to reduce the principal amount of outstanding Notes, which mature on June 15, 2020. All of the Notes validly tendered and accepted for purchase in the Offer will be retired and canceled.

When does the Offer expire?

•	The Offer will expire at 12:01 a.m., New York City time, on May 9, 2019, unless we extend or terminate the Offer. See “The Offer - Conditions of the Offer; Extension; Amendment; Termination.”

What is the Purchase Price?

•
The Purchase Price for each $1,000 principal amount of Notes validly tendered and accepted for purchase shall be an amount equal to $977.50. In addition, Holders will receive accrued and unpaid interest for the Notes from the last interest payment date for the Notes to, but not including, the Payment Date, unless the Payment Date is an interest payment date for the Notes, in which case interest due on the Payment Date will be paid to the persons who were the Holders of the Notes, at the close of business on the relevant record date.

When will Holders receive payment for tendered Notes?

•	Payment for Notes accepted for purchase in the Offer is expected to occur promptly following the Expiration Time.

Can Holders withdraw tendered Notes?

•
Except to the extent required by applicable law or as provided in this Offer to Purchase, Notes tendered may only be withdrawn, in writing, prior to the Expiration Time. See “The Offer - Withdrawal of Tenders.”

May I tender only a portion of the Notes that I own?

•	Yes. You do not have to tender all of the Notes that you own in order to participate in the Offer, except that Notes must be tendered in denominations of $1,000 and any multiple thereof.

What happens to Notes that are not tendered?

•
Notes not tendered or otherwise not purchased pursuant to the Offer will remain outstanding after the completion of the Offer. Following consummation of the Offer, the aggregate principal amount of the Notes that remain outstanding will be reduced. This reduction may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Offer. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the indenture governing the Notes, will remain unchanged. No amendments to the indenture that governs the Notes are being sought.

Will the Company purchase additional Notes after the expiration of the Offer?

•
From time to time after completion of the Offer, we and our affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases or exchanges by us and our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and our affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Offer until 10 business days after the Expiration Time (or any earlier date of termination) of the Offer.

What is the process for tendering Notes?

•
Any Holder desiring to tender Notes should complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Tender Agent, and deliver the certificates for the tendered Notes to the Tender Agent (or transfer such Notes pursuant to the book-entry transfer procedures described herein).

•
Participants in DTC may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Tender Agent in accordance with ATOP procedures for transfers. See “The Offer - Procedure for Tendering Notes.”

•
For further information, call the Information and Tender Agent at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, custodian bank, depository, trust company or other nominee for assistance.

Under what circumstances can the Offer be extended, amended or terminated?

•
Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Time. If the Offer is terminated, no Notes will be accepted for purchase and any Notes that have been tendered will be returned to the Holders promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see “The Offer - Conditions of the Offer; Extension; Amendment; Termination.”

Are there any conditions to the Offer?

•
Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the Financing Condition and the General Conditions (each as defined herein). The conditions to the Offer are for our sole benefit and may be asserted by us in our sole discretion and may be waived by us in whole or in part, at any time and from time to time, in our sole discretion, regardless of whether any other condition of the Offer is also waived, at or prior to the Expiration Time. If the Offer is terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Offer is not conditioned upon a minimum amount of Notes being tendered. See “The Offer - Conditions of the Offer; Extension; Amendment; Termination.”

How will we fund the purchase of the Notes in the Offer?

•
We expect to use cash on hand and/or borrowings under the Term Loan to finance our payment of the Purchase Price for all Notes validly tendered in the Offer and accepted for purchase by us. At the time of offer, we do not have any alternative financing or plans in the event that cash on hand and/or borrowings under the Term Loan are unavailable or such cash and/or borrowings are insufficient to finance our payment of the Purchase Price for all Notes validly tendered in the Offer and accepted for purchase by us.

What are the U.S. federal income tax considerations relating to Holders of the Notes with respect to the Offer?

•	For a summary of certain U.S. federal income tax considerations of the Offer, see “Material U.S. Federal Income Tax Considerations.”

Do Holders have to pay a brokerage commission for tendering the Notes?

•	No brokerage commissions are payable by Holders to the Dealer Manager, the depository, or the Information and Tender Agent.

Where can Holders get more information regarding the Offer?

•
Questions may be directed to the Dealer Manager or the Information and Tender Agent, and additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained by contacting the Information and Tender Agent, in each case, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

What is the conversion rate of the Notes?

•
Subject to the terms and conditions of the indenture governing the Notes, the Notes are convertible into cash and our common stock at a conversion rate (subject to adjustment) of 45.5840 shares per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $21.94 per share of our common stock.

THE COMPANY

We are a Delaware corporation formed in 1987. We develop, market, sell, and support software and integrated solutions for video and audio content creation, management and distribution. We do this by providing an open and efficient platform for digital media, along with a comprehensive set of tools and workflow solutions. Digital media are video, audio or graphic elements in which the image, sound or picture is recorded and stored as digital values, as opposed to analog or tape-based signals. Our solutions are used in production and post-production facilities; film studios; network, affiliate, independent and cable television stations; recording studios; live-sound performance venues; advertising agencies; government and educational institutions; corporate communications departments; and by independent video and audio creative professionals, as well as aspiring professionals. Projects produced using our tools, platform and ecosystem include feature films, television programming, live events, news broadcasts, sports productions, commercials, music, video and other digital media content. With over one million creative users and thousands of enterprise clients relying on our technology platforms and solutions around the world, Avid enables the industry to thrive in today’s connected media and entertainment world.

Our mission is to empower media creators with innovative technology and collaborative tools to entertain, inform, educate and enlighten the world. Our clients rely on Avid to create the most prestigious and award-winning feature films, music recordings, television shows, live concerts, sporting events and news broadcasts. Avid has been honored for technological innovation with 16 Emmy Awards, one Grammy Award, two Oscars and the first ever America Cinema Editors Technical Excellence Award. Our creative tools and workflow solutions were used in all 2018 Oscar nominated films for Best Film Editing, Best Sound Editing, Best Sound Mixing, and Best Original Song and used in the winner of Best Picture. In 2018, Avid was named the recipient of the prestigious Philo T. Farnsworth Award by the Television Academy, to honor Avid’s 30 years of continuous, transformative technology innovations, including products that have improved and accelerated the entire editing and post production process for television.

Our principal executive offices are located at 75 Network Drive, Burlington, MA 01803 and our telephone number is (978) 640-6789. Our website address is www.avid.com. We have included our website address in this Offer to Purchase as an inactive textual reference only. Information contained on, or that can be accessed through, our website is not part of this Offer to Purchase.

PURPOSE OF THE OFFER

The purpose of the Offer is to reduce the principal amount of outstanding Notes, which mature on June 15, 2020. All of the Notes validly tendered and accepted for purchase in the Offer will be retired and canceled.

From time to time after completion of the Offer, we and our affiliates may purchase additional Notes in the open market, in privately negotiated transactions or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases or exchanges by us and our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and our affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Offer until 10 business days after the Expiration Time (or any earlier date of termination) of the Offer.

SOURCE OF FUNDS

The total amount of funds required to purchase all of the outstanding Notes is approximately $100,538,807.50, plus accrued and unpaid interest to, but not including the Payment Date (the “Total Purchase Price”). We expect to use cash on hand and/or borrowings under the Term Loan (described below) to finance payment of the Total Purchase Price for all Notes validly tendered in the Offer and accepted for purchase by us. At the time of offer, we do not have any alternative financing or plans in the event that cash on hand and/or borrowings under the Term Loan are unavailable or such cash and/or borrowings are insufficient to finance our payment of the Total Purchase Price. Our obligation to consummate the Offer is subject to the Financing Condition, among other conditions.

On April 8, 2019, we and a subsidiary guarantor entered into Amendment No. 5 to Financing Agreement (“Amendment No. 5”) which amended the Financing Agreement, dated February 26, 2016, with Cerberus Business Finance, LLC, as collateral and administrative agent (as amended, the “Credit Facility”). As amended by Amendment No. 5, the Credit Facility provides debt financing in the form of (i) a term loan in the aggregate outstanding principal amount of $125.1 million, (ii) a delayed draw term loan commitment in the aggregate principal amount of $100 million (collectively with the amount in clause (i), the “Term Loan”) and (iii) a revolving credit facility (the “Revolving Facility”) of up to a maximum of $22.5 million in borrowings outstanding at any time.

As of April 10, 2019, we had $125.1 million of borrowings outstanding under the Term Loan, and no borrowings outstanding under the Revolving Facility. The $100 million delayed draw commitment that is available under the Term Loan (the “Delayed Draw Funds”) has not been drawn yet, and may only be used to fund the purchase of Notes, including Notes purchased pursuant to the Offer. Our ability to draw the Delayed Draw Funds is subject to customary conditions, including the continuing accuracy of certain representations and warranties we have made under the Credit Facility. The commitment to loan us the Delayed Draw Funds expires on May 23, 2019. No later than five business days prior to the Expiration Time, we intend to draw the Delayed Draw Funds and publicly disclose that we have done so. Once we have drawn the Delayed Draw Funds, they will remain available to us to purchase Notes, including Notes purchased pursuant to the Offer, for a period of 90 calendar days. At the end of such 90-day period, any remaining Delayed Draw Funds that have not been used to purchase Notes must be repaid and no further funds will be available to borrow under the commitment.

We granted a security interest on substantially all of our assets to secure our obligations under the Credit Facility. We may prepay all or any portion of the Term Loan prior to its stated maturity, subject to the payment of certain fees based on the amount repaid. The Term Loan requires us to use 50% of excess cash flow, as defined in the Credit Facility, to repay outstanding principal of the loans under the Credit Facility. The Credit Facility contains customary representations and warranties, covenants, mandatory prepayments and events of default under which our payment obligations may be accelerated.

Borrowings under the Credit Facility, including the Term Loan, mature on May 10, 2023. Interest accrues on outstanding borrowings under the Credit Facility at a rate of either the LIBOR Rate (as defined in the Credit Facility) plus 6.25% or a Reference Rate (as defined in the Credit Facility) plus 5.25% at our option.

The Credit Facility contains certain financial maintenance covenants that we must comply with, including a maximum leverage ratio and an annual limit on capital expenditures. In addition, the Credit Facility contains customary restrictive covenants, including, among other things, covenants that restrict us from incurring additional indebtedness, and puts certain limitation on us granting liens, making acquisitions and other investments, entering into certain asset sales, making restricted payments (including restricted debt payments), paying dividends, and engaging in transactions with affiliates.

We currently do not have any plan or arrangement to finance or repay the borrowings under the Credit Facility other than regularly scheduled amortization and interest, except as described above in connection with the Delayed Draw Funds, if applicable.

For additional information regarding the Credit Facility, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as supplemented by our Current Report on Form 8-K filed with the SEC on April 11, 2019.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this Offer to Purchase that relate to future results or events are forward-looking statements. Forward-looking statements may be identified by use of forward-looking words, such as “anticipate,” “believe,” “confidence,” “could,” “estimate,” “expect,” “feel,” “intend,” “may,” “plan,” “should,” “seek,” “will” and “would,” or similar expressions.

Forward-looking statements may involve subjects relating to, among others, the following: statements about anticipated improvements or challenges in operations, regulatory developments, our plans, earnings, cash flow and expense estimates, strategies and prospects, both business and financial. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements, particularly those factors discussed in “Item 1A - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Except as required by law, we undertake no obligation to publicly update or supplement forward-looking statements, whether as a result of new information, future events or otherwise.

THE OFFER

Summary of Important Dates for the Offer

Holders of Notes should take note of the following important dates in connection with the Offer; the schedule below is subject to change if we extend or otherwise amend the Offer.

Date	Event
April 11, 2019	The commencement of the Offer.
April 11, 2019 until 12:01 a.m., New York City time, on May 9, 2019	The period during which Holders may tender Notes.
12:01 a.m., New York City time, on May 9, 2019	The Expiration Time, unless the Offer is extended or terminated by us in our sole discretion. The final date and time that tendered Notes may be withdrawn pursuant to the Offer.
Promptly following the Expiration Time
The Payment Date, on which, upon the terms and subject to the conditions of the Offer, we expect to accept for purchase and pay the Purchase Price, plus accrued and unpaid interest, for Notes that are validly tendered (and not validly withdrawn) pursuant to the Offer prior to the Expiration Time.

General Terms

Offer and Purchase Price

We are offering to purchase for cash, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal, any and all of the outstanding Notes from the Holders of Notes, for the Purchase Price set forth on the front cover of this Offer to Purchase. In addition, we will pay accrued and unpaid interest on the purchased Notes from the last interest payment date to, but not including, the Payment Date.

Based on a reasonable inquiry by the Company: (i) none of the Company or its executive officers, directors, subsidiaries or other affiliates, or the directors or officers of such affiliates, has any beneficial interest in the Notes, (ii) the Company will not purchase any Notes from such persons and (iii) during the 60 days preceding the date of this Offer to Purchase, none of the Company or its officers, directors or affiliates, or the directors or officers of such affiliates, has engaged in any transactions in the Notes.

Expiration Time

The Offer will expire at 12:01 a.m., New York City time, on May 9, 2019, unless we earlier terminate or extend the Offer. See “- Conditions of the Offer; Extension; Amendment; Termination.”

Procedure for Tendering Notes

General

If you want to tender your Notes pursuant to the Offer, you must ensure that, prior to the Expiration Time:

•
the Tender Agent receives, (i) at its address or facsimile number set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantee or (ii) in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and any other required documents; and

•
either (a) certificates for tendered Notes must be received by the Tender Agent at its address set forth on the back cover of this Offer to Purchase or (b) the Notes are transferred pursuant to the procedures for book-

entry transfer described below and the Tender Agent receives confirmation of such tender, including an Agent’s Message if you have not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Tender Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

To effectively tender Notes that are held of record by a nominee, the beneficial owner thereof must timely instruct such nominee to tender the Notes on the beneficial owner’s behalf. Any beneficial owner of Notes held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender Notes on such beneficial owner’s behalf.

Alternatively, you may tender your Notes through ATOP as described below, in which case you do not need to complete a Letter of Transmittal.

Signature Guarantee

Signatures on any Letter of Transmittal submitted must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless the Notes are tendered:

•	by the registered Holder of the Notes and that Holder has not completed either of the boxes entitled “Special Issuance” or “Special Delivery” on the Letter of Transmittal; or

•
for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

In the event that a Holder tenders Notes through ATOP, such Holder does not need to complete a Letter of Transmittal. Accordingly, no signature guarantees are required with respect to any such tenders.

Book-Entry Delivery; ATOP

Tender of Securities Held Through DTC

The Tender Agent and DTC have confirmed that the Offer is eligible for ATOP. Within two business days after the date of this Offer to Purchase, the Tender Agent will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Tender Agent’s applicable account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Tender Agent prior to the Expiration Time at its address or facsimile number set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the Tender Agent.

Holders who are tendering by book-entry transfer to the Tender Agent’s account at DTC may execute their tender through ATOP by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures. DTC will then verify the acceptance, execute a book-entry delivery to the Tender Agent’s account at DTC and send an Agent’s Message to the tender agent. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, a Holder tendering through ATOP does not need to complete the Letter of Transmittal.

Transfer Taxes

Except as set forth below, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of the Notes to us, or to our order, pursuant to the Offer. If payment is to be made to, or if the Notes not tendered or purchased are to be registered in the name of, any persons other than the Holders, or if the tendered Notes are registered in the name of any persons other than the persons signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the Holder or such other person) payable on account of the transfer to such other person will be deducted from the payment unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Tendering Holders should indicate in the applicable box or boxes on the Letter of Transmittal the name and address to which Notes for principal amounts not tendered or not accepted for purchase or checks constituting payments for Notes purchased are to be issued or sent, if different from the name and address of the registered Holder signing the Letter of Transmittal. In the case of issuance in a different name, the taxpayer identification or social security number of the person named must also be indicated. If no instructions are given, Notes not tendered or not accepted for purchase will be returned to the registered Holder of the Notes tendered. Holders of Notes tendering by book-entry transfer will have the applicable Notes not tendered or not accepted for purchase returned by crediting their account at DTC. We will have no obligation under the “Special Issuance Instructions” or “Special Delivery Instructions” unless the Holder produces satisfactory evidence that any applicable transfer taxes have been paid.

Other Information

We will only accept tenders of Notes in principal amounts equal to $1,000 or integral multiples thereof. We will not accept any alternative, conditional or contingent tenders.

We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. If a Holder holds Notes through a nominee, such Holder should keep in mind that such entity may require the Holder to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender Notes on such Holder’s behalf on or prior to the Expiration Time. Tenders not completed by 12:01 a.m. New York City time on May 9, 2019, will be disregarded and of no effect (unless the Offer has been extended and such tenders are completed prior to the expiration of the extended Offer).

Holders must tender their Notes in accordance with the procedures set forth in this section.

There are no appraisal or similar statutory rights available to the Holders in connection with the Offer.

No alternative, conditional or contingent tenders of Notes will be accepted for purchase pursuant to the Offer. All questions as to the form of all documents and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be conclusive and binding.

The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute an agreement between the tendering Holder and us in accordance with the terms and subject to the conditions of the Offer. The agreement between the tendering Holder and us will be governed by and construed in accordance with the laws of the State of New York.

The method of delivery of any Letter of Transmittal and any other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery to the Tender Agent. In no event should the Notes or the Letter of Transmittal be sent to us, the Dealer Manager or the trustee.

Lost or Missing Certificates

If a Holder wishes to tender Notes pursuant to the Offer, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, the Holder should contact the trustee of the Notes at Wells Fargo Bank, National Association, Attn: Bondholder Communications, 600 South 4th Street, Minneapolis, Minnesota 55415, (800) 344-5128, about procedures for obtaining replacement certificates for such Notes and arranging for indemnification or any other matter that requires the trustee to take action.

Withdrawal of Tenders

Notes tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time, but no consideration will be payable in respect of Notes that are validly withdrawn. Tendered Notes may not be withdrawn after the Expiration Time except to the extent that we have not yet accepted them for payment after the expiration of 40 business days (as defined in Rule 13e-4(a)(3) under the Exchange Act) from the commencement of the Offer (the date of this Offer to Purchase).

For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal, or a properly transmitted “Request Message” through ATOP, must be timely received by the depositary at its address or facsimile number set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•
specify (a) the name of the Holder who tendered the Notes to be withdrawn and, if different, the name of the registered Holder of such Notes or (b) in the case of Notes tendered by book-entry transfer, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•
(a) be signed by the Holder of the Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees, (b) in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message or (c) be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes.

The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Notes may, however, be re-tendered by again following one of the procedures described in “- Procedure for Tendering Notes” above at any time prior to the Expiration Time.

Withdrawals of Notes can only be accomplished in accordance with the foregoing procedures.

We will determine all questions as to the form, validity and eligibility (including time of receipt) of any notice of withdrawal of a tender of Notes, and our determination will be final and binding. We reserve the absolute right to reject any and all withdrawals that we determine are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in the withdrawal of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. A waiver of any defect or irregularity with respect to the withdrawal of one note will not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other note. Any defect or irregularity in connection with withdrawals of Notes must be cured within such time as we may determine, unless waived by us. Withdrawals of Notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. None of us or our affiliates, the Dealer Manager or the Information and Tender Agent or any of their affiliates, or any other person (including, but not limited to, the trustee for the Notes) will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

If we are delayed in our acceptance for purchase of, or payment for, any Notes or are unable to accept for purchase or pay for any Notes pursuant to the Offer for any reason, then, without prejudice to our rights hereunder, but subject to applicable law, tendered Notes may be retained by the Tender Agent on our behalf and may not be validly withdrawn, subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer).

Conditions of the Offer; Extension; Amendment; Termination

Notwithstanding any other provision of this Offer to Purchase, and in addition to (and not in limitation of) our right to extend and amend the Offer at any time, in our sole discretion, we will not be required to accept for purchase, or to pay for, Notes validly tendered pursuant to the Offer and may terminate, extend or amend the Offer, and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered, and may terminate the Offer, if at or prior to the Expiration Time we have not received the Delayed Draw Funds under the Term Loan or we are unable to otherwise borrow under the New Credit Facility an amount sufficient to fund the payment of the Purchase Price, on terms and conditions satisfactory to us in our sole discretion (collectively, the “Financing Condition”).

In addition, our obligation to accept, and pay for, Notes validly tendered and not validly withdrawn is conditioned upon the satisfaction of certain other general conditions set forth below (the “General Conditions”), which shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date of this Offer to Purchase and prior to the Payment Date:

•
there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the purchase of Notes pursuant to the Offer (the “Purchase”) by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which:

◦
challenges the making of the Offer or the Purchase or, in our reasonable judgment, might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or the Purchase or otherwise adversely affect in any material manner the Offer or the Purchase, or

◦
in our reasonable judgment, will, or is reasonably likely to materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of us and our subsidiaries, taken as a whole, or materially impair our contemplated benefits of the Offer or the Purchase;

•	there shall have occurred or be reasonably likely to occur any event affecting the business or financial condition or results of our operations that, in our reasonable judgment:

◦	would or might prohibit, prevent, restrict or delay consummation of the Offer or the Purchase, or

◦	will, or is reasonably likely to, materially impair our contemplated benefits of the Offer or the Purchase;

•	there shall have occurred, in each case in our reasonable judgment:

◦	any general suspension of or limitation on trading in securities in the United States financial markets (whether or not mandatory);

◦	a material impairment in the trading market for debt securities;

◦	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

◦
any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

◦	a commencement of a war, armed hostilities, act of terrorism or other national or international crisis directly or indirectly relating to the United States;

◦
any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would or might materially impair our contemplated benefits of the Offer or the Purchase or in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof; or

◦
the trustee shall have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the Offer or the Purchase or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer or in accepting any Notes tendered for Purchase.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition (other than any action or omission to act by us) and the General Conditions may be waived by us in whole or in part at any time and from time to time prior to the Payment Date in our sole discretion. If any condition to the Offer is not satisfied or waived (with respect to the General Conditions only) by us prior to the Payment Date, we reserve the right (but shall not be obligated), subject to applicable law, to:

•	terminate the Offer and return the Notes tendered pursuant to the Offer to the tendering Holders or the designee they properly specify in their Letters of Transmittal;

•	waive all unsatisfied General Conditions and accept for payment and purchase all Notes that are validly tendered (and not validly withdrawn) pursuant to the Offer prior to the Expiration Time;

•	extend the Expiration Time for the Offer and retain the Notes that have already been tendered pursuant to the Offer during the period for with the Offer is extended; or

•	amend the Offer in any respect.

We expressly reserve the right, in our sole discretion, at any time or from time to time, regardless of whether or not the conditions set forth above for the Offer shall have been satisfied, subject to applicable law, to extend the Expiration Time for the Offer or amend the Offer in any respect, in each case by giving written or oral notice of such extension, amendment or termination to the Tender Agent.

There can be no assurance that we will exercise our right to extend the Expiration Time for the Offer. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or as otherwise required by law.

If we make a material change in the terms of the Offer or the information concerning the Offer or waive a condition of the Offer that results in a material change to the circumstances of the Offer, we will disseminate additional tender offer materials and extend the Offer (including the time within which to withdraw tenders) to the extent required by applicable law. In the event that we either (a) reduce the principal amount of Notes subject to the Offer or (b) reduce or increase the Purchase Price, we will extend the Offer as required by Rule 14e-1 and Rule 13e-4(g) under the Exchange Act. Subject to applicable law, we do not intend to extend the Offer as a result of the satisfaction of the Financing Condition.

If we terminate the Offer without purchasing any Notes tendered pursuant to the Offer, we will promptly return the Notes tendered pursuant to the Offer to the tendering Holders or the designees they properly specify in their Letters of Transmittal.

Acceptance for Payment and Payment

On the terms and subject to the conditions of the Offer, we will accept for payment all Notes that are validly tendered and not validly withdrawn pursuant to the Offer unless the Offer is terminated prior to the Payment Date. For purposes of the Offer, we will be deemed to have accepted for payment tendered Notes if, as and when we give oral or written notice to the Tender Agent of our acceptance for payment of such Notes. The Tender Agent will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to the tendering Holders.

We will pay the Purchase Price, plus accrued and unpaid interest up to, but not including, the Payment Date, for Notes accepted for purchase pursuant to the Offer by depositing same-day funds with the Tender Agent, or upon their direction, with DTC, on the Payment Date, which is expected to be promptly following the Expiration Time. Under no circumstances will any additional interest be payable by us because of any delay in the transmission of funds from the Tender Agent or DTC to the tendering Holders.

We reserve the right to transfer or assign, in whole or in part at any time or from time to time, to one or more of our affiliates, the right to purchase any Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering Holders to receive payment pursuant to the Offer.

We expressly reserve the right, in our sole discretion and subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that an offeror pay the consideration offered or return securities deposited by or on behalf of Holders thereof promptly after the termination or withdrawal of a tender offer) to delay acceptance for payment of or payment for Notes if any of the conditions to the Offer shall not have been satisfied or waived (with respect to the General Conditions only), or in order to comply, in whole or in part, with any applicable law.

Tendering Holders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by us pursuant to the Offer. If, however, the Purchase Price is to be paid to, or if Notes not tendered or not accepted for payment are to be registered in the name of, any person other than the tendering Holder, the amount of any transfer taxes (whether imposed on such Holder or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. If Notes are held by a custodian, Holders should contact the custodian to determine whether the custodian will charge a fee for tendering Notes on behalf of the Holder. We will pay all fees and expenses of the Dealer Manager and the Information and Tender Agent, in connection with the Offer. See “Dealer Manager; Information and Tender Agent.”

If any tendered Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, such Notes (a) will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes promptly following the Expiration Time or the termination of the Offer or (b) if the Holder of record holds physical Notes, such Notes will be returned by delivery of a certificate representing such returned principal amount (including delivery of the original certificate tendered if none of such Holder’s tendered Notes are accepted).

Determination of Validity of Tender and Other Matters

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or for which the acceptance for payment or payment may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. A waiver of any defect or irregularity with respect to the tender of one Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Note. Any defect or irregularity in connection with tenders of Notes must be cured within such time as we may determine, unless waived by us in our sole discretion. Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. Our interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Neither we nor our affiliates, nor the Dealer Manager or the Information and Tender Agent, or any of their affiliates, nor any other person (including, but not limited to, the trustee for the Notes) will be under any duty to give notice of any defects or irregularities in tenders, any notices of withdrawal, or any communication or electronic acceptance instruction or will incur any liability for failure to give any such notice. Any rights or claims that a Holder may have against the Company in respect of any tendered Notes or the Offer, other than rights or claims under federal securities laws, shall be extinguished or otherwise released upon the payment to such Holder of the Purchase Price, plus accrued and unpaid interest, for such Notes, as determined pursuant to the terms of the Offer. All acceptances of tendered Notes by the Company shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even if submitted electronically).

MARKET AND TRADING INFORMATION

The Notes are not listed on any national or regional securities exchange or reported on any national quotation system. To the extent the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volumes and the balance between buy and sell orders. Quotations for securities that are not widely traded, such as the Notes, may differ from the actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers to obtain the best available information as to current market prices.

Our common stock into which the Notes are convertible is traded on Nasdaq under the symbol “AVID.” The following table sets forth, for the quarterly periods indicated, the high and low sales prices for our common stock as reported on Nasdaq.

	High	Low
Year Ended December 31, 2017
First Quarter	$6.07	$4.21
Second Quarter	$5.87	$4.45
Third Quarter	$5.53	$4.09
Fourth Quarter	$7.65	$3.99
Year Ended December 31, 2018
First Quarter	$6.10	$4.26
Second Quarter	$5.60	$4.33
Third Quarter	$6.82	$4.60
Fourth Quarter	$6.99	$4.43
Year Ended December 31, 2019
First Quarter	$7.93	$4.37
Second Quarter (through April 10, 2019)	$9.08	$7.44

The closing price of our common stock on Nasdaq on April 10, 2019 was $8.62 per share.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the applicable Offer until the expiration of 10 business days after the applicable Expiration Time or other date of termination of the Offer.

CERTAIN SIGNIFICANT CONSEQUENCES

In deciding whether to participate in the Offer, each Holder should consider carefully, in addition to the other information contained in or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, the risks described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the following:

Limited Trading Market

All Notes validly tendered and accepted for purchase in the Offer will be retired and canceled. The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that Notes are purchased pursuant to the Offer, the trading market for the Notes that remain outstanding will likely become further limited or cease altogether. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for and liquidity of Notes not tendered or tendered but not purchased may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. The reduced float may also tend to make the trading price more volatile.

Holders of Notes not tendered and purchased in the Offer may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes, including following consummation of the Offer. The extent of the market for the Notes following consummation of the Offer will depend upon a number of factors, including the size of the float, the number of Holders remaining at such time, the principal amount of Notes held by such Holders and the interest in maintaining a market in the Notes on the part of securities firms.

Withdrawal Rights

Notes tendered in the Offer may only be withdrawn, in writing, prior to the Expiration Time (12:01 a.m., New York City time, on May 9, 2019, unless we extend or earlier terminate the Offer). Holders should not tender any Notes that they do not wish to be accepted for purchase.

Conditions to the Consummation of the Offer

The consummation of the Offer is subject to the satisfaction or waiver of several conditions, including, but not limited to, the Financing Condition. See “The Offer - Conditions of the Offer; Extension; Amendment; Termination.” In addition, subject to applicable law, the Company may terminate the Offer at any time prior to the Expiration Time in its sole discretion. There can be no assurance that such conditions will be met, that the Company will not terminate the Offer or that, in the event that the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Treatment of Notes Not Tendered in the Offer

Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions, contained in the indenture that governs the Notes will remain unchanged. No amendments to the indenture that governs the Notes are being sought.

From time to time after completion of the Offer, we and/or our affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases or exchanges by us and/or our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and/or our affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6)

under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Offer until 10 business days after the Expiration Time (or any earlier date of termination) of the Offer.

The Notes are unsecured obligations and are not guaranteed by any of our subsidiaries. However, the Credit Facility is guaranteed by certain of our material domestic subsidiaries, including Avid Technology Worldwide, Inc. (the "Guarantors") and is secured by substantially all assets of the Company and the Guarantors, subject to certain exceptions. Holders of Notes should be aware that if they do not tender pursuant to the Offer and their Notes remain outstanding following the consummation of the Offer, the Notes will effectively remain subordinated to the Credit Facility to the extent of the value of the collateral securing the Credit Facility, and will remain structurally subordinated to the Credit Facility to the extent of the value of the assets of the Guarantors that guarantee the Credit Facility.

We Expect to Terminate All or a Portion of the Capped Call Transaction, Which May Affect the Trading Price of Our Common Stock and the Notes

In connection with the purchase of Notes pursuant to the Offer, we expect to enter into an agreement with the counterparty (the “Capped Call Counterparty”) to the existing capped call transaction that we entered into in connection with the issuance of the Notes (the “Capped Call”) to terminate all or a portion of Capped Call in a notional amount corresponding to the aggregate principal amount of the Notes we accept for purchase in the Offer. In connection with any termination of the Capped Call and the related unwinding of the existing hedge position of the Capped Call Counterparty with respect to the Capped Call, the Capped Call Counterparty and/or its affiliates may sell shares of our common stock in secondary market transactions, and/or enter into or unwind various derivative transactions with respect to our common stock. This activity could decrease (or reduce the size of any increase in) the market price of our common stock at that time and it could decrease (or reduce the size of any increase in) the market value of the Notes. In connection with these transactions, we may make and/or receive payments and/or deliveries of shares of our common stock in amounts that depend on the market price of our common stock at such times or during such periods as agreed with the Capped Call Counterparty. We may also enter into further agreements with the Capped Call Counterparty to terminate any remaining portion of the Capped Call concurrently with settlement of the Offer, or at any time in the future in connection with any subsequent repurchase of Notes that remain outstanding following the Offer or otherwise.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section discusses the material U.S. federal income tax consequences of tendering Notes pursuant to the Offer. It applies only to holders who hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion addressed only U.S. federal income taxes and does not address the consequences under the alternative minimum tax, or any state, local or foreign tax laws.

The discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as financial institutions, broker-dealers, cooperatives, regulated investment companies, real estate investment trusts, insurance companies, certain U.S. expatriates, tax-exempt organizations, traders in securities that elect to apply a mark-to-market method of accounting, persons subject to special tax accounting rules as a result of any item of gross income with respect to our Notes being taken into account in an “applicable financial statement” (as defined in the Code), U.S. Holders that have a functional currency other than the U.S. dollar or persons that are, or hold their Notes through, partnerships or other pass-through entities) or to persons who hold the Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below.

This discussion is based on the Code, Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). No opinion of counsel or IRS ruling has been or will be sought by the Company regarding any matter discussed herein.

Beneficial owners of the Notes are urged to consult their tax advisors as to the particular U.S. federal tax consequences to them of the purchase of the Notes pursuant to the Offer, as well as the effects of state, local and non-U.S. tax laws.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns a Note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Tendering U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is (1) an individual citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a United States person.

Purchase of the Notes

Subject to the discussion of “Market Discount” and “Backup Withholding and Information Reporting” below, a U.S. Holder whose Notes are purchased pursuant to the Offer generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received (other than amounts received in respect of accrued but unpaid interest, which will be taxed as described below) and the U.S. Holder’s adjusted tax basis in such Notes at the time of the purchase. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder, increased by any market discount previously taken into income by the U.S. Holder with respect to the Note, and reduced (but not below zero) by any bond premium previously amortized by the U.S. Holder with respect to the Note and the amount of any cash payments (other than payments of stated interest) received on the Note. Amortizable bond premium generally equals the excess, if any, of a U.S. Holder’s tax basis in a Note immediately after its acquisition (reduced by an amount equal to the value of the conversion option) over the sum of all amounts payable on the Note after the purchase date, other than payments of stated interest.

Except as described below under “Market Discount,” gain or loss recognized on tendering the Notes will generally be treated as capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to its Notes exceeds one year at the time of the purchase. Non-corporate U.S. Holders are generally subject to reduced rates of U.S. federal income tax on long-term capital gains. The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Notes (generally, Notes acquired at the same cost in a single transaction) that are purchased pursuant to the Offer.

Interest

Amounts received by a U.S. Holder attributable to accrued but unpaid interest on a Note will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income, regardless of whether the U.S. Holder otherwise recognizes an overall loss as a result of the purchase.

Market Discount

If a U.S. Holder acquired the Notes after their original issuance, such Notes may have market discount. The market discount on a Note is the excess, if any, of the stated principal amount of the Note over the U.S. Holder’s tax basis in the Note immediately after its acquisition. If such market discount exceeds a statutorily defined de minimis amount, any gain recognized on the sale of the Note pursuant to the Offer will be treated as ordinary income rather than capital gain to the extent of any accrued market discount on the date of sale, unless the U.S. Holder has made an election to include market discount in income as it accrues. Market discount will be treated as accruing ratably over the period from the date of the U.S. Holder’s acquisition of the Note to the maturity date of the Note or, at the election of the U.S. Holder, on a constant yield basis.

Additional tax on net investment income

Certain non-corporate U.S. Holders will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the Notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders should consult their tax advisors regarding the applicability of the Medicare tax in respect of a purchase of Notes pursuant to the Offer.

Backup Withholding and Information Reporting

The withholding agent with respect to a U.S. Holder’s Notes will generally be required to file information returns with the IRS in connection with the purchase of such Notes (except in the case of certain “exempt recipients”). Backup withholding (currently imposed at a rate of 24%) will apply to a U.S. Holder that (i) fails to provide an accurate taxpayer identification number to the applicable withholding agent; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements or otherwise establish an exemption from backup withholding..

Backup withholding is not an additional tax. Any amount so withheld will generally be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the holder timely furnishes the required information to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations.

Tendering Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of a Note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Purchase of the Notes

Subject to the discussion of “Accrued and Unpaid Interest,” “Backup Withholding and Information Reporting” and “FATCA Withholding” below, a Non-U.S. Holder whose Notes are purchased pursuant to the Offer generally will not be subject to U.S. federal income tax on any gain recognized on the purchase of such Non-U.S. Holder’s Notes, unless:

•
the gain is effectively connected with the conduct of a U.S. trade or business carried on by the Non-U.S. Holder (and, if required by the terms of an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of such Non-U.S. Holder); or

•
in the case of an individual who is a Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the purchase in the same manner as a U.S. Holder, except as otherwise required by an applicable tax treaty, and if such holder is a corporation, it will also be subject to branch profits tax at a rate of 30%, or a lower rate provided by an applicable income tax treaty. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the gain derived from the purchase, which may be offset by certain U.S. source capital losses.

Interest

Subject to the discussion of withholding and backup withholding below, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on cash received in respect of accrued but unpaid interest on the Notes, provided that:

•	the interest is not effectively connected with the conduct of a U.S. trade or business carried on by such Non-U.S. Holder;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	the Non-U.S. Holder is not a bank that acquired a Note in connection with an extension of credit made pursuant to a loan entered into in the ordinary course of business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company (directly or indirectly) through sufficient stock ownership; and

•	certain certification requirements are met.

These certification requirements will generally be met if the Non-U.S. Holder provides to the withholding agent an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, that includes its name and address and certifies as to its non-U.S. status in compliance with applicable law and Treasury Regulations.

If any of the requirements described in the preceding first four bullet points is not satisfied, a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% with respect to payments pursuant to the Offer that are attributable to accrued but unpaid interest on the Notes, unless the Non-U.S. Holder provides to the withholding agent a properly executed (1) IRS Form W-8BEN or other applicable form claiming an exemption from or reduction in U.S. federal withholding tax under an applicable treaty or (2) IRS Form W-8ECI certifying that interest paid on the Notes is not subject to U.S. federal withholding tax because it is effectively connected with the conduct of a U.S. trade or business carried on by such Non-U.S. Holder. Any such effectively connected interest income will generally be subject to U.S. federal income tax in the same manner and to the same extent as if it were recognized by a U.S. Holder, unless an applicable treaty provides otherwise. In addition, if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax at a rate of 30%, or a lower rate provided by an applicable treaty.

The certification requirement is not met if the withholding agent has actual knowledge or reason to know that the Non-U.S. Holder is a United States person, as defined under the Code, that is not an exempt recipient. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Backup Withholding and Information Reporting

A Non-U.S. Holder will generally not be subject to backup withholding on proceeds from the purchase of its Notes and on the cash received for the accrued but unpaid interest on the Notes, provided that the Non-U.S. Holder provides the withholding agent with the appropriate IRS Form W-8 or otherwise establishes an exemption and the withholding agent does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person that is not an exempt recipient. Information reporting will generally apply to the portion of the proceeds from the purchase of the Notes attributable to accrued but unpaid interest paid to Non-U.S. Holders. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Additional information reporting requirements may apply to the proceeds from the purchase of the Notes.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax. Any amount so withheld will generally be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the holder timely furnishes the required information to the IRS.

FATCA Withholding

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of our Notes will generally be subject to 30% U.S. withholding tax on certain payments, if the Non-U.S. Holder (1) is, or holds its Notes through, a foreign financial institution (i) that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or (ii) that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country or that otherwise fails to comply with the due diligence or information reporting rules under FATCA, or (2) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. Withholding under FATCA generally applies to payments of interest on our Notes and, after December 31, 2018, to payments of gross proceeds from a sale or other disposition of our Notes. Withholding agents may, however, rely on recently proposed U.S. Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds from a sale or other disposition of Notes. A withholding agent such as a broker, and generally not we, will determine whether or not to implement gross proceeds FATCA withholding with respect to purchases pursuant to this Offer.
Non-U.S. Holders are urged to consult with their own tax advisors regarding the consequences, including the certification requirements, of the FATCA provisions and any applicable intergovernmental agreement with respect to FATCA in light of their particular circumstances.

DEALER MANAGER; INFORMATION AND TENDER AGENT

We have retained Jefferies LLC to act as the Dealer Manager and Global Bondholder Services Corporation to act as Information and Tender Agent in connection with the Offer. In its role as dealer manager, Jefferies LLC may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. We have agreed to pay the dealer manager and the Information and Tender Agent customary fees for their services in connection with the Offer. We have also agreed to indemnify them against certain liabilities, including liabilities under the U.S. federal securities laws. We will not pay any fees or commissions to any broker, dealer or other person, other than the dealer manager and the Information and Tender Agent, in connection with the solicitation of tenders of Notes pursuant to the Offer. We will, however, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding this document and related materials to their clients.

The Dealer Manager and/or its affiliates may tender notes in the Offer on its own account and for the account of its customers, and may therefore participate in the Offer to the extent that any such Notes are validly and not validly withdrawn tendered and accepted by us for purchase pursuant to the Offer. At any given time, the Dealer Manager may trade in the Notes or other of our or our affiliates’ securities for their own account or for the accounts of their customers, and accordingly, may hold a long or a short position in the Notes or such other securities.

The Dealer Manager and/or its affiliates may tender notes in the Offer on its own account and for the account of its customers, and may therefore participate in the Offer to the extent that any such Notes are validly tendered and not validly withdrawn and are accepted by us for purchase pursuant to the Offer. At any given time, the Dealer Manager may trade in the Notes, shares of our common stock and/or other of our or our affiliates’ securities for their own account or for the accounts of their customers, and accordingly, may hold a long or a short position in the Notes or such other securities. As a result, the Dealer Manager may hold long or short positions in the Company’s common stock and other securities issued by the Company.

An affiliate of Jefferies LLC is the Capped Call Counterparty to the Capped Call. See “Certain Significant Consequences.”

None of the Dealer Manager or the Information and Tender Agent assumes any responsibility for the accuracy or completeness of the information contained in this document or for our failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

In connection with the Offer, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit tenders of Notes by use of the mail, personally or by telephone.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Notes as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Notes as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for the Notes tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the Notes are subject to the satisfaction of certain conditions, including the Financing Condition, described under the heading “Conditions of the Offer; Extension; Amendment; Termination.”

ADDITIONAL INFORMATION

We file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including the documents incorporated by reference into this Offer to Purchase) are available to the public on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Any statement contained in a document which is incorporated by reference in this Offer to Purchase is automatically updated and superseded if information contained in this Offer to Purchase, or information that we later filed with the SEC, modifies or replaces this information. We incorporate by reference the following documents we have filed with the SEC:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and filed with the SEC on March 14, 2019 (including any portions of our proxy statement for our 2018 annual meeting of shareholders incorporated therein by reference);

•	our Current Report on Form 8-K filed with the SEC on April 11, 2019; and

•
the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on November 12, 2014, including any amendment or report filed for the purpose of updating such description.

The Tender Agent for the Offer is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail Hand or Overnight Delivery: Global Bondholder Services Corporation 65 Broadway - Suite 404 New York, NY 10006 Attention: Corporate Actions	By Facsimile Transmission (for Eligible Institutions only) (212) 430-3775/3779 To confirm receipt of facsimile by telephone: (212) 430-3774

Any questions or requests for assistance may be directed to the Dealer Manager or the Information and Tender Agent at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information and Tender Agent. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information and Tender Agent for the Offer is:

Global Bondholder Services Corporation

Global Bondholder Services Corporation
65 Broadway - Suite 404
New York, NY 10006
Banks and Brokers, Call Collect:
(212) 430-3774
All Others Call Toll Free:
(866) 470-4300

The Dealer Manager for the Offer is:

Jefferies LLC

520 Madison Avenue
New York, NY 10022
(212) 284-8137